Exhibit 99.2

Management Remarks for First Quarter Fiscal 2005 Earnings Call
April 26, 2005
11:00 AM Eastern Time

ANDREA RABNEY:

Good morning and welcome to ImClone Systems’ quarterly earnings conference call. Today’s call has been scheduled to discuss the Company’s financial results for the first quarter of 2005, which we announced earlier this morning. With me today are Dan Lynch, Chief Executive Officer, Ronald Martell, Senior Vice President of Commercial Operations, Dr. Eric Rowinsky, Senior Vice President and Chief Medical Officer, and Michael Howerton, Senior Vice President and Chief Financial Officer. Also joining us for the Q&A that will follow our prepared remarks is Dr. Phil Frost, Executive Vice President and Chief Scientific Officer.

On a legal note, I must remind everyone that certain information discussed on this call may constitute forward-looking statements within the meaning of the Federal securities laws. Although we believe that expectations reflected in these statements are based on reasonable assumptions, we cannot give assurance that the expected results will be achieved. We refer you to our Exchange Act filings for factors that could impact the Company. For forward-looking statements made during this call, the Company claims the protection of the Private Securities Litigation Reform Act of 1995, and assumes no obligation to update or supplement such statements.

I’d now like to turn the call over to Dan Lynch, our Chief Executive Officer.

MR. LYNCH:

Thank you, Andrea.

And thank you all for joining us today.

On today’s call, we would like begin with a brief summary of our financial results for the first quarter, follow that with an update on our commercial and clinical strategy for Erbitux® and a progress update for our pipeline compounds, then finish the prepared portion of the call with a summary of what to expect from us from a financial standpoint over the balance of the year, and into 2006.

For the quarter, we recorded a total of $28.8 million in net income on revenues of $85.8 million translating into earnings per diluted share of $0.33. Royalty revenues for the quarter reached $36.4 million dollars based primarily on U.S. in-market Erbitux net sales of $87.1 million dollars.

I’m now going to turn the call over to Ron to go over Erbitux sales update.

Ron?

MR. MARTELL:

Thanks, Dan.

Today I will address the evolving colorectal cancer market and provide you with some of our observations regarding Erbitux’s position within this market. Before starting, however, I’d like to remind you all that while I will discuss the broader colorectal cancer market as we interpret it from internal and third party market data, our field professionals do not promote Erbitux in any way other than for its labeled indications.

Our Erbitux commercial strategy continues to be to expand our base in the second line setting and to capture the growing third line of Oxaliplatin and Irinotecan failure patient population.

As Dan mentioned earlier, U.S. in-market net sales of Erbitux booked by Bristol-Myers Squibb for the quarter were $87.1 million. This compares to $87.8 million for the fourth quarter of 2004. Although sales were roughly flat during the quarter, we did see an increase in penetration in the second and third+ lines of therapy. We attribute flat sales despite increased penetration primarily to increased use of Erbitux as a monotherapy, which as you know, is a shorter duration of therapy.

First quarter penetration in the second- and third-line were approximately 11% and 29%, respectively, compared to fourth quarter 2004 penetration figures of approximately 8% in the second line and 25% in the third line + setting. For the first quarter, usage of Erbitux in all lines of colorectal cancer represented 92% of total Erbitux commercial usage, which indicates an increase in usage and reimbursement in other tumor types, including head and neck. Erbitux usage in the first-line colorectal cancer was 4%, consistent with usage we reported in the prior quarter.

As discussed a moment ago, although we saw an increase in penetration, we also saw greater usage of Erbitux as monotherapy. On average, Erbitux was used in combination in 80.7% of patients in the second and third+ lines in the first quarter of 2005 compared with 86.7% in the fourth quarter of 2004. The impact on sales may be attributable to this shift, although our data at this point does not indicate whether this is a trend or an anomaly.

Data to date indicate that duration of therapy for patients receiving Erbitux is similar in the commercial and clinical settings -- 6 weeks for patients receiving Erbitux monotherapy and 16 weeks for those receiving it in combination with chemotherapy -- although this may continue to evolve.

As we have mentioned in past investor meetings and conference calls, we continue to believe that a significant number of patients have yet to cycle off of earlier stages of treatment with Avastin and onto Erbitux. We believe that this will occur in a more predictable and consistent fashion over the course of the next six months. That said, we believe there are other avenues we can pursue to increase Erbitux usage within its approved indications.

Our efforts to do so are twofold: first, our data indicates that the rate at which patients are testing for EGFR-positive expression levels using the immunohistochemistry test is inconsistent across the market. To address this issue, ImClone launched a pilot program in select centers where positive EGFR testing was consistently below what was seen in controlled clinical trials. The program offers such centers additional training in administering the test through Dako Cytomation’s field organization, and where such efforts prove unsuccessful, we provide a simple and efficient centralized testing option through the Chicago based lab, TMD. The pilot program has been successful and as such we and our partner BMS are in the process of rolling it out on a national level. While we expect this program to show positive near-term benefits, it remains our ultimate goal to eliminate the need for testing altogether due to what appears to be the limited predictive value of available EGFR-testing methodologies (immunohistochemistry or IHC). Specifically, a recent study published in the JCO demonstrated that patients who were deemed undetectable (or negative) by IHC benefited at a similar rate as the patients seen in our CRC pivotal trials.

Secondly, although we have had no unresolved reimbursement issues to date, we feel that it is critical that we facilitate access to Erbitux for all patients who might benefit from its use. As such, in a partnership with BMS we will increase our frequency and effectiveness of the messaging around what we consider to be a best in class reimbursement program in order to insure maximum awareness and ease of use.

I’m now going to turn the call over to Eric.

Eric?

DR. ROWINSKY:

Thank you Ron.

I would like to start my remarks by briefly recapping the announcement we made two weeks ago regarding a delay in the filing of our sBLA in head and neck cancer.

As we announced, we revised the timeline for the filing of our supplemental Biologics License Application for Erbitux in Squamous Cell Carcinoma of the Head and Neck. We previously intended to submit in the second quarter, we now intend to make this submission before the end of the year. Study 9815 was presented at ASCO 2004 with statistically significant locoregional control and survival data, the primary and secondary endpoints of the study. After the ASCO presentation of study 9815 in 2004, ImClone met with the FDA and agreed to assemble an Independent Clinical Review Committee to independently assess the locoregional control endpoint. The company discussed this process on its second quarter 2004 conference call, shortly after its meeting with the FDA.

The original charter for the ICRC called for review of each patient profile from either one radiation therapist or one medical oncologist on the ICRC. However, several cases that were supposed to have been reviewed by one reviewer were reviewed by two reviewers. The use of two reviewers for some cases and one reviewer for others inherently resulted in two different review processes.

As a result, we have amended the process to ensure uniformity, it has been submitted to and reviewed by the FDA, and is now ongoing.

We remain confident in the ultimate file-ability of this application because:

    The original investigator data supports both the primary and secondary endpoints of locoregional control and survival in study 9815

    A blinded review of the study was conducted by a group of seven physicians independent of the company prior to the ASCO presentation and was the basis for the statistical significance of the data presented at ASCO, and

    The survival endpoint, which is a secondary endpoint of the study, is unaffected by this independent review as is study 016, a nonrandomized phase 2 study of Erbitux in patients with refractory head and neck cancer. The primary endpoint of study 016 was response rate, which has already been reviewed by an Independent Radiological Review Committee.

I would like to emphasize that this sBLA remains the top priority for the company in the near term and that we are focusing a significant amount of our efforts and those of our partner

Merck toward completing and submitting a quality application as soon as possible before the end of the year.

On the clinical front, I’d like to first discuss what you can expect at this year’s ASCO. In total, we and our partners expect to see 16 Erbitux related posters and or discussions, including 10 in colorectal cancer, 3 in head and neck, 2 in lung and 1 in ovarian cancer. In keeping with our commitment to provide updates on our ASCO abstracts, we have posted the abstract titles and presentation times on the investor relations section of our website for your reference.

On to our clinical strategy going forward. We will be initiating several high visibility, strategic, multi-center, disease-directed studies. The objectives of these investigations are multifactoral. One objective is to broaden the utility of Erbitux in many types of important cancers, in which the target, EGFR, is known to play an important role in tumor growth. These may include cancers of the pancreas, ovary, prostate, and breast. Another important goal is to evaluate the activity and feasibility of administering Erbitux and Avastin together with or without chemotherapy in disease settings in which Avastin may play a role such as in chemotherapy naïve patients with advanced non-small cell lung cancer, as well as in other tumors in which intriguing preliminary data and a scientific rationale exist for combining Erbitux with Avastin such as pancreatic and ovarian cancers. We also anticipate further evaluations of this biological regimen in various types of patients with advanced colorectal cancer including chemotherapy-naïve patients.

The investigator community at large is expressing considerable interest in these trials and we anticipate developing several new trials, which we expect to initiate in the next 12 months. To facilitate these plans, we are currently building a more robust clinical development team that will not rely as heavily on our partners in developing and managing larger trials. Developing such capabilities in-house will also prove particularly valuable for the future clinical direction of our pipeline compounds.

Turning to our pipeline, we filed an IND in the first quarter for IMC-A12, a fully human monoclonal antibody targeting insulin-like growth factor-1 receptor (IGF-1R). We expect that, by this summer, A12 will enter the clinic, bringing the total number of non-Erbitux antibodies in clinical testing to three.

A key factor in my decision to join ImClone Systems beyond what I saw as the potential of Erbitux, is what I believe the potential of this pipeline to be. With the addition of these compounds to the clinic – and two additional antibodies by this time next year – ImClone Systems will have one of the most exciting oncology therapy pipelines in the industry. While a significant level of attention is being placed on Erbitux both within the Company and externally, we have been steadily adding resources in the project management, clinical and manufacturing departments to allow us to develop these compounds quickly and effectively.

With that, I’ll now turn the call over to Michael Howerton.

Michael?

MR. HOWERTON:

Thanks, Eric.

This morning, I’ll be providing a brief summary of our first quarter financial results. As I review the income statement for the quarter, I will address full-year guidance on a line-by-line basis as appropriate.

During the first quarter of 2005, ImClone Systems recorded revenues of $85.8 million, with operating expenses of $61.5 million resulting in diluted earnings per share of $.33.

Revenues for the first quarter of 2005 of $85.8 million compared with $110.2 million in the first quarter of 2004. I’ll address each of the four principal components of revenues separately.

License fees and milestone revenues for the first quarter of 2005 were $24.5 million compared with $67.5 million in the first quarter of 2004. The year-to-year decline reflects the fact that a $250 million milestone was received in the first quarter of last year, resulting in a “catch-up” amortization effect of approximately $43 million. These revenues principally reflect recognition of the milestone payments of $650 million received from Bristol-Myers Squibb to date. As we’ve discussed in the past, these payments are recognized based on the cumulative clinical development spending for Erbitux by both BMS and ImClone as a percentage of total anticipated spending over the life of the agreement. This cumulative percentage is approximately 34.3% through the end of the first quarter compared with 30.7% through the end of 2004, (or an increment in the quarter of roughly 3.6 percentage points). As the clinical development program for Erbitux continues to expand to other indications and earlier use in colorectal cancer, we expect that the quarterly increment in the cumulative clinical spending percentage will increase accordingly. As indicated on our fourth-quarter earnings call, we continue to expect amortization of license fees and milestones to approximate $100 million for the full year 2005 in the absence of receiving an additional milestone of $250 million from BMS this year.

Manufacturing revenue for the first quarter of 2005 was $11.0 million compared with $25.5 million in the first quarter of last year. These revenues consist of sales of Erbitux to our partners for commercial, as opposed to clinical use. The decline in 2005 reflects the absence of last year’s initial stocking purchases by BMS, and the fact that the 2005 selling price is roughly one-half of last year’s price. In 2004, we employed a weighted average selling price which reflected the actual costs of materials shipped, including Lonza-manufactured product as well as product manufactured at BB36. In 2005, only BB36-manufactured materials are included.

Royalty revenue for the first quarter of 2005 was $36.4 million, compared with $7.1 million last year. The 2005 results reflect 3 full months of sales while 2004 results include only slightly more than one month, since Erbitux was first sold commercially in the US in late February of last year. The 2005 amount consists of 39% of Bristol-Myers’ in market net sales of approximately $87.1 million, or $34.0 million, with the balance of $2.4 million attributable to Merck royalties. As previously disclosed, royalty revenue in 2005 will continue to reflect 39% of BMS’s in-market net sales and a range of 4.0% -4.5% for Merck KGaA’s in-market net sales until such time as a contractual minimum of cumulative sales has been reached; thereafter the royalty rate will increase. Specifically, by the second half of 2005, we would expect this rate to increase to approximately 7.0% -7.5% of Merck’s in-market net sales.

Collaborative agreement revenue for the first quarter of 2005 was $13.8 million compared with $10.0 million in the first quarter of last year. These revenues reflect reimbursements from our partners for contractually defined clinical, regulatory and marketing expenses (approximately $4.7 million in the first quarter), Erbitux supplied for use in clinical trials (approximately $4.6 million in the first quarter), and reimbursement for royalty expenses (approximately $ 4.5 million in the first quarter). For the quarter, such reimbursements totaled approximately $9.6 million from Bristol-Myers Squibb and $4.3 million from Merck.

Now, turning to expenses.

Total operating expenses for the first quarter of 2005 were $61.5 million compared with $39.3 million in the first quarter of last year.

Research and development expenses for the first quarter of 2005 were $21.2 million, compared with $20.2 million in the first quarter of last year. As indicated on our fourth-quarter earnings call, we previously estimated that these expenses would approximate $100 million for the full year 2005. However, we now estimate that this category may approximate $110-$115 million for the full year of 2005 due to higher than anticipated demand of Erbitux for clinical use by Merck, based on their most recent inventory supply demand. Of course, collaborative agreement revenue will increase proportionately.

Clinical and regulatory expenses for the first quarter of 2005 were $9.4 million compared with $7.1 million in the first quarter of last year. The year-to-year increase reflects additional clinical efforts in support of Erbitux as well as two of our pipeline products currently in Phase 1 clinical development. These expenses consist of costs to conduct clinical studies and associated regulatory activities. As indicated on our fourth quarter earnings call, we continue to expect these expenses to approximate $50 million for the full year 2005.

Marketing, general and administrative expenses for the first quarter of 2005 were $17.6 million compared with $11.6 million in the first quarter of last year. The change versus the prior year reflects higher personnel-related costs associated with the field force and higher professional fees for legal, accounting and tax services. We continue to expect these expenses to approximate $68 million for the full year 2005.

Royalty expenses (on a gross basis) were $12.6 million in the first quarter of 2005 compared with $2.0 million in 2004. The year-to-year increase reflects higher quarterly sales. Approximately $4.5 million of the expenses in 2005 were reimbursed in the quarter and are reflected as a component of Collaborative Agreement Revenue, yielding a net royalty expense to the Company of $8.1 million. These expenses reflect obligations which relate to certain license agreements with respect to intellectual property applicable to Erbitux.

For the first quarter of 2005, the Company recorded $743 thousand of cost of manufacturing revenue, such costs principally representing expenses associated with labeling and related packaging. No costs to manufacture Erbitux will be reflected as cost of manufacturing revenue sold on the Company’s income statement until such time as all inventory manufactured or purchased prior to February 12, 2004 has been sold through to our partners, for commercial or clinical use, since such costs have previously been expensed. Consistent with the guidance provided on our fourth quarter earnings call, we continue to expect that such costs of manufacturing revenue will begin to be reflected in the third quarter of this year.

The effective tax rate for the full fiscal year 2005, and consequently the first quarter, is now estimated to be 1.3%, under the assumption that the $250 million milestone payment will not be earned this year. We would estimate the 2006 tax rate to be between 30% and 40%, assuming that the $250 million milestone is earned in 2006 and that the Company maintains its valuation allowance. Of course, this estimate reflects a number of assumptions about 2006 performance, and will be refined as those assumptions become clearer.

Basic shares outstanding used in the calculation of earnings per share averaged 83.3 million in the first quarter of 2005, up from 75.3 million in the first quarter of last year, an increase of approximately 10.6% . This increase is primarily attributable to the conversion last year of our $240 million debt into equity. Diluted shares include approximately 6.3 million shares underlying the Company’s $600 million of outstanding convertible debt, as well as “in-the-money” stock options.

As a result of all these factors, and as previously mentioned, the Company achieved net earnings per diluted share of $.33 for the first quarter of 2005, compared with net earnings per diluted share in the first quarter of last year of $.76 .

Capital spending for the first quarter of 2005 was $25 million and is expected to range from $100 million to $120 million for the year including the capitalization of certain validation and commissioning costs associated with BB50 of approximately $30 million. To be clear, these are not “additional” construction costs. The cost to construct the facility remains at the previously disclosed level of $260 million. These validation and commissioning costs consist primarily of capitalized internal labor costs for employees that are fully dedicated to the commissioning and validation phases of this project.

We ended the quarter with cash and marketable securities of $824.4 million, with the variance versus year-end 2004 cash and marketable securities of $919.8 million principally attributable to the payment of $50 million in partial settlement of the shareholders litigation, as well as payments to Genentech and Centocor of approximately $30 million for cumulative royalty expense relating to 2004.

That concludes our prepared remarks. I’d now like to open the call up for questions. Operator?

ANDREA RABNEY

That concludes our call today. Thank you all for joining us. As always, if you have any additional questions that have not been addressed this morning, please feel free to contact the corporate communications office at 646-638-5058. Good bye.